As filed with the Securities and Exchange Commission on April 14, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

GOODMAN GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State of other jurisdiction of incorporation or organization)	20-1932219 (I.R.S. Employer Identification No.)

2550 North Loop West Suite 400 Houston, Texas (Address of principal executive offices)	77092 (Zip Code)

Goodman Global, Inc. 2006 Incentive Award Plan

2004 Stock Option Plan of Goodman Global, Inc.

(Full titles of the Plans)

Charles A. Carroll

President and Chief Executive Officer

Goodman Global, Inc.

2550 North Loop West, Suite 400

Houston, Texas 77092

(713) 861-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Bradd L. Williamson, Esq. Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200 (212) 751-4864 (fax)	Ben D. Campbell, Esq. Executive Vice President, Secretary and General Counsel Goodman Global, Inc. 2550 North Loop West, Suite 400 Houston, Texas 77092 (713) 861-2500

Calculation of Registration Fee

Title of Securities to be Registered	Amount of Shares to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock $0.01 par value	6,693,838	$6.70; 20.17	$72,366,618	$7,744

(1)	Represents (a) 1,895,086 shares of common stock, par value $0.01 per share (“Common Stock”) of Goodman Global, Inc. (the “Company”) that may be acquired under the Company’s 2006 Incentive Award Plan (“Incentive Plan”) and (b) 4,798,752 shares of Common Stock that may be acquired under the Company’s 2004 Stock Option Plan (the “Option Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), additional shares of Common Stock of the Company, which become issuable to prevent dilution from any future stock split, stock dividend or similar transaction are also being registered.

(2)	For purposes of computing the registration fee only. Pursuant to Rule 457(h) under the Securities Act, the Proposed Maximum Offering Price Per Share is based upon (a) the weighted average exercise price per share ($6.70) of options to purchase 4,650,935 shares of Common Stock that are outstanding under the 2004 Stock Option Plan as of the date hereof, and (b) for the remaining 2,042,903 shares of Common Stock, $20.17, the average of the high and low trading prices of the Common Stock as reported on the New York Stock Exchange composite tape on April 11, 2006.

PART I

Item 1.	Plan Information

Not required to be filed with this Registration Statement.

Item 2.	Registration Information and Employee Plan Annual Information

Not required to be filed with this Registration Statement.

PART II

Item 3.	Incorporation of Documents by Reference

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by the Company, are hereby incorporated as of their respective dates in this Registration Statement by reference:

A.	The Company’s prospectus filed with the Commission pursuant to Rule 424(b) on April 6, 2006 in connection with the Company’s Registration Statement on Form S-1 (File No. 333-131597), including the exhibits thereto, as amended at the time it was declared effective by the Commission.

B.	The description of the Company’s Common Stock, included in the Company’s registration statement on Form 8-A, filed on April 3, 2006.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Article Seventh of the Company’s amended and restated certificate of incorporation limits the personal liability of directors to the maximum extent permitted by the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). Section 145 of the Delaware General Corporation Law provides that a corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding. The Company’s restated and amended certificate of incorporation requires indemnification of directors and officers to the full extent permitted by the Delaware General Corporation Law and provides that, in any action by a claimant, the Company shall bear the burden of proof that the claimant is not entitled to indemnification. Section 145 of the Delaware General Corporation Law also allows a corporation to provide contractual indemnification to its directors, and the Company has entered into indemnification agreements with each of the Company’s directors and our executive officers whereby the Company is contractually obligated to indemnify the director and officer and advance expenses to the full extent permitted by the Delaware General Corporation Law.

Article Sixth of the Company’s amended and restated certificate of incorporation limits the personal liability of any and all persons the Company may indemnify under Delaware General Corporation Law to the maximum extent permitted by the Delaware General Corporation Law. Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s amended and restated certificate of incorporation contains the provisions permitted by Section 102(b)(7) of the Delaware General Corporation Law. The effect of these provisions is to eliminate the Company’s and the Company’s stockholders’ rights (through stockholders’ derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The limitations described above, however, do not affect the ability of the Company or the Company’s stockholders to seek non-monetary based remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty nor would such limitations limit liability under the federal securities laws.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

A list of exhibits included as part of this Registration Statement is set forth on the Exhibit Index appearing elsewhere herein and is incorporated herein by reference.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 13, 2006.

GOODMAN GLOBAL, INC.

By:	/s/ Lawrence M. Blackburn
Lawrence M. Blackburn Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of the Company hereby severally constitutes and appoints Lawrence M. Blackburn as the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities (unless revoked in writing), to sign this Registration Statement on Form S-8, and any and all amendments thereto, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act, as amended and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully as to all intents and purposes as the undersigned might and could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of April 13, 2006.

Signature	Title

/s/ Charles A. Carroll Charles A. Carroll	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Lawrence M. Blackbum Lawrence M. Blackburn	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Laurence M. Berg Laurence M. Berg	Director

/s/ Anthony M. Civale Anthony M. Civale	Director

Signature	Title

/s/ John B. Goodman John B. Goodman	Director

/s/ Steven Martinez Steven Martinez	Director

David W. Oskin	Director

/s/ Michael D. Weiner Michael D. Weiner	Director

EXHIBIT INDEX

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to Amendment No. 4 to the Company’s Registration Statement on Form S-1/A, filed on March 30, 2006, File No. 333-131597).

4.2	Amended and Restated By-laws of the Company (incorporated herein by reference to Exhibit 3.2 to Amendment No. 4 to the Company’s Registration Statement on Form S-1/A, filed on March 30, 2006, File No. 333-131597).

4.3	Specimen Certificate of Common Stock (incorporated herein by reference to Exhibit 4.1 to Amendment No. 4 to the Company’s Registration Statement on Form S-1/A, filed on March 30, 2006, File No. 333-131597).

4.4	Goodman Global, Inc. 2006 Incentive Award Plan (incorporated herein by reference to Exhibit 10.13 to the Goodman Global Holdings, Inc.’s Annual Report on Form 10-K, filed on March 17, 2006, File No. 333-128462).

4.5	2004 Stock Option Plan of Goodman Global, Inc. (incorporated herein by reference to Exhibit 10.10 to the Goodman Global Holdings, Inc.’s Annual Report on Form 10-K, filed on March 17, 2006, File No. 333-128462).

4.6	First Amendment to 2004 Stock Option Plan of Goodman Global, Inc. (incorporated herein by reference to Exhibit 10.11 to the Goodman Global Holdings, Inc.’s Annual Report on Form 10-K, filed on March 17, 2006, File No. 333-128462).

4.7	Second Amendment to 2004 Stock Option Plan of Goodman Global, Inc. (incorporated herein by reference to Exhibit 10.12 to the Goodman Global Holdings, Inc.’s Annual Report on Form 10-K, filed on March 17, 2006, File No. 333-128462).

5.1	Opinion of Counsel regarding the legality of the Common Stock being registered.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.3	Power of Attorney (included on signature page).